UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

           Information to be included in Statements filed pursuant to
            Rules 13d-(b), (c) and (d) and amendments thereto filed
                           pursuant to Rule 13d-2(b)

                          Rock Bottom Restaurants, Inc.
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                   771833 10 0
                                 (CUSIP Number)

                                December 27, 1998
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               |_|  Rule 13d-1(b)
               |_|  Rule 13d-1(c)
               |X|  Rule 13d-1(d)

-----------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                        Page 2 of 5
CUSIP NO. 771833100                               Rock Bottom Restaurants, Inc.
-------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Robert D. Greenlee
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)
            N/A                                                     (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    519,136
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   0
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   519,136
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     0
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            533,041
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                      |_|

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.6%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON  (See Instructions)

            IN
--------------------------------------------------------------------------------

Schedule 13G                                                        Page 3 of 5
CUSIP NO. 771833100                               Rock Bottom Restaurants, Inc.
--------------------------------------------------------------------------------

Item 1.

      (a)   Name of Issuer:  Rock Bottom Restaurants, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            248 Centennial Parkway, Suite 100
            Louisville, CO 80027

Item 2.

      (a)   Name of Person Filing:  ROBERT D. GREENLEE

      (b)   Address of Principal Business Office or, if none, Residence:

            2060 BROADWAY
            BOULDER, CO 80302

      (c)   Citizenship:  USA

      (d)   Title of Class of Securities: COMMON STOCK, PAR VALUE $0.01 PER
            SHARE

      (e)   CUSIP Number:  771833 10 0

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)               Broker or Dealer registered under Section 15 of the Act
                  -----

      (b)               Bank as defined in Section 3(a)(6) of the Act
                  -----
      (c)               Insurance Company as defined in Section 3(a)(19) of the
                  ----- Act

      (d)               Investment Company registered under Section 8 of the
                  ----- Investment Company Act

      (e)               An Investment Adviser in accordance with
                  ----- Rule 13d-1(b)(1)(ii)(E)

      (f)               An Employee Benefit Plan or Endowment Fund in
                  ----- accordance with Rule 13d-1(b)(1)(ii)(F)

Schedule 13G                                                        Page 4 of 5
CUSIP NO. 771833100                               Rock Bottom Restaurants, Inc.
--------------------------------------------------------------------------------


      (g)               A Parent Holding Company or Control Person in
                  ----- accordance with Rule 13d-1(b)(1)(ii)(G)

      (h)               A Savings Association as defined in Section 3(b) of
                  ----- the Federal Deposit Insurance Act

      (i)               A Church Plan that is excluded from the definition
                  ----- of an investment company under Section (c)(14) of the
                        Investment Company Act

      (j)               Group, in accordance with Rule 13d-1(b)(1)(ii)(J)
                  -----

      If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

Item 4.     Ownership

      (a)   Amount Beneficially Owned:  533,041   **

      (b)   Percent of Class:  6.6%

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:   519,136

                  (ii)  Shared power to vote or to direct the vote:   0

                  (iii) Sole power to dispose or to direct the disposition
                        of:  519,136

                  (iv)  Shared power to dispose or to direct the disposition
                        of:   0

Item 5.     Ownership of Five Percent or Less of a Class:  Not applicable

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

            Instruction: Dissolution of a group requires a response to this item.

--------------------

** Includes 13,905 shares which Mr. Greenlee has the right to acquire on exercise of options now exercisable or which will be exercisable within 60 days of 2-19-99.

Schedule 13G                                                        Page 5 of 5
CUSIP NO. 771833100                               Rock Bottom Restaurants, Inc.
--------------------------------------------------------------------------------


Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

            NOT APPLICABLE

Item 8.     Identification and Classification of Members of the Group:

            NOT APPLICABLE

Item 9.     Notice of Dissolution of Group:

            NOT APPLICABLE

Item 10.    Certification:

            NOT APPLICABLE


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 19, 1999


                                       /s/ Robert D. Greenlee
                                       -----------------------------------------
                                       Robert D. Greenlee
                                       ATTENTION:  INTENTIONAL MISSTATEMENTS OR
                                       OMISSION OF FACT CONSTITUTE FEDERAL
                                       CRIMINAL VIOLATIONS (SEE 18 U.S.C 1001)